SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2003

                                      AMERICAN FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-13653	31-1544320
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

             One East Fourth Street, Cincinnati, Ohio 45202
(Address of principal executive offices) (Zip Code)

                                    (513) 579-2121
(Registrant's telephone number, including area code)

Item 5.    Other Events.

On February 19, 2003, the Registrant issued the press release attached as Exhibit 99.

Item 7.     Financial Statements and Exhibits.

(c)     Exhibits

99 Press Release dated February 19, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
AMERICAN FINANCIAL GROUP, INC.
Date: February 21, 2003	By:/s/James C. Kennedy Name: James C. Kennedy Title: Vice President and Deputy General Counsel

American Financial Group Announces Fourth Quarter and Full Year 2002 Results

Cincinnati, Ohio – February 19, 2003 — American Financial Group, Inc. (NYSE: AFG) today reported net earnings for the 2002 fourth quarter of $44.2 million ($.64 per share). These results included an after-tax charge of $19.5 million relating to the settlement of asbestos litigation affecting one of its operating subsidiaries. This settlement charge was offset by the benefit of the resolution of certain tax issues and net realized gains on investments. AFG’s net earnings for the 2001 fourth quarter were $31.5 million ($.46 per share).

        Net earnings for the full year were $84.6 million ($1.22 per share) in 2002, an improvement from a loss of $14.8 million ($.22 per share) in 2001. The 2002 results included the effects of the transitional goodwill impairment test required by Statement of Financial Accounting Standards No. 142 as well as the asbestos litigation settlement described below and the resolution of certain tax matters.

        Many investors and analysts focus on “core earnings” of companies, setting aside certain items included in net earnings. Accordingly, we present information about core earnings from insurance operations and combined ratios which exclude the effects of certain items. Core earnings from insurance operations were $44.2 million ($.64 per share) for the fourth quarter of 2002, within the range of analyst estimates. Reported core earnings from insurance operations for the 2001 fourth quarter were $32.1 million ($.47 per share). AFG’s core earnings from insurance operations for the full year 2002 were $167.2 million ($2.42 per share), an increase of $61.5 million ($.87 per share) over 2001. These increases were due to significantly improved P&C underwriting results and real estate gains, partially offset by reduced earnings in the annuity and life operations. Details of the financial results may be found in the accompanying schedules.

         Carl H. Lindner, AFG Chairman and Chief Executive Officer stated, “Our improved underwriting results are consistent with our previously discussed expectations and reflect an ongoing focus on pricing, risk selection and more profitable markets and business lines. I believe our strategic focus in the specialty commercial lines and the favorable trends in the commercial insurance markets will contribute to further improvement in our operating earnings in 2003 and beyond.”

Business Segment Results

        The P&C Group generated an underwriting profit of $17.2 million in the 2002 fourth quarter, excluding the litigation charge. The group’s combined ratio of 97.0% reflects a 3 point improvement compared with the same period a year ago. Gross written premiums increased 5% for the 2002 quarter due to continued strong growth in the Specialty Group, partly offset by premium reductions within the Personal Group. Net written premiums for the 2002 quarter decreased nearly 16% compared to the 2001 period, reflecting the increased level of reinsurance as compared to the previous year.

         The 2002 combined ratio for the P&C Group was 99.9%, an improvement of more than 4 points compared to the 2001 combined ratio. Gross written premiums for 2002 increased about 12% over the prior year. Net written premiums decreased approximately 6.5%, reflecting the effects of changes in reinsurance as compared to the previous year.

Page Two

         The Specialty Group reported an underwriting profit of $7.2 million for the 2002 fourth quarter with a combined ratio of 98.1% compared with 95.4% in the 2001 fourth quarter. The 2002 results included the impact of Midwestern droughts on our crop business and adverse development in certain lines of business that are no longer written by the company. The Group’s gross written premiums for the 2002 quarter grew approximately 16% as compared to the 2001 period and, for the full year, were 21% above 2001, reflecting the effect of rate increases and volume growth in certain businesses, partly offset by planned reductions in less profitable lines of business. For the 2002 quarter, the Group experienced a decline in net written premiums of about 14% compared to the 2001 period, reflecting the impact of expanding the physical damage reinsurance agreement to include several specialty business lines as well as the effects of other additional reinsurance agreements. For the 2002 year, net written premiums were about 2% higher than 2001. Rate increases in the specialty operations have averaged about 27% for 2002. This Group’s 2002 combined ratio was 98.4%, an improvement of 1.5 points compared with the 2001 combined ratio.

         The Personal Group also generated a solid underwriting profit of $11.5 million in the 2002 fourth quarter. The group’s combined ratio of 94.5% improved nearly 9 points compared with the 2001 period. These results included approximately $6 million, or 2.9 points, of favorable prior year development. Gross written premiums for the 2002 fourth quarter were about 14% lower than the prior year’s quarter, and for the year were 5% lower than 2001 primarily due to planned reductions in new business volume in certain non-core markets and through the direct channel, partially offset by the effect of continuing rate increases and volume growth in target markets. For 2002, the Group implemented rate increases on its personal auto business of approximately 10%. Net written premiums for the 2002 quarter and full year declined about 19% below the comparable 2001 periods reflecting the effect of expanding the physical damage reinsurance agreement, effective January 1, 2002, to include business written through the agency channel of Great American’s Personal Lines division. The Group’s combined ratio for 2002 was 99.8%, an 8 point improvement compared to the 2001 combined ratio.

         Carl H. Lindner III, AFG Co-President and head of the P&C Group commented: “I am very pleased that our overall property and casualty operations generated a solid underwriting profit in the 2002 fourth quarter and reported a combined ratio just under 100% for the year. For the past several years, we have been realigning our mix of business and focusing on rate adequacy. We have continued to tell the market that we were committed to achieving underwriting profits and that we would sacrifice volume for profits. I believe the improvement in our results demonstrates that commitment.”

         Mr. Lindner continued, “Our Specialty Group has generated consistent underwriting profits for five consecutive quarters. Gross written premiums were up 21% over 2001. We continue to benefit from the hard market conditions and expect the ongoing price firming in the commercial casualty markets to continue into 2004. We continue to evaluate our various lines of business and target capital opportunistically as business conditions change. The recently announced completion of the initial public offering of Infinity Property and Casualty has provided capital that will help us continue to take advantage of the specialty market opportunities. I believe that our current mix of specialty businesses positions us for solid growth and improved profitability for the foreseeable future. We will continue our focus on disciplined underwriting, proper risk selection and adequate pricing. Going into 2003, we continue to target average rate increases of 25% or more.”

         “I am pleased that the Personal Group achieved an underwriting profit in the 2002 fourth quarter as I had indicated early in 2002. The Group has been diligent in reducing its cost structure and curtailing business volume in markets with lower returns. As most of the Personal Group has been transferred to Infinity Property and Casualty Corporation, we believe Infinity is well positioned to compete in the personal auto insurance market, and through our continuing ownership interest, we would expect to benefit from its growth and profit opportunities.”

Page Three

         Statutory premiums of the Annuity, Life and Health insurance operations of $1.3 billion for 2002 were nearly 25% higher than 2001, due to a significant increase in sales of traditional fixed annuities. The net operating earnings of $8.6 million for the fourth quarter of 2002 and $63.6 million for the 2002 year were below the 2001 periods which were $17.6 million and $76.2 million, respectively. The lower earnings in 2002 reflect the effects of narrower spreads in the fixed annuity operations, declines in the equity markets on the variable annuity business, and adverse mortality in the life insurance operations, partly offset by higher earnings in the supplemental health insurance operations. Further details may also be found in the earnings release issued today by Great American Financial Resources, Inc. (NYSE:GFR). AFG owns 83% of GFR common stock and a proportional share of its earnings is included in AFG results.

         Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, life and supplemental health insurance products.

Asbestos Litigation Settlement

         AFG also announced that its subsidiary, Great American Insurance Company, has entered into an agreement for the settlement of asbestos related coverage litigation from insurance policies issued during the 1970‘s and 1980‘s. The Company believes that the settlement with parties related to and known as A.P. Green Industries, Inc. (“A.P. Green”) will enhance financial certainty and provide a resolution to litigation that represents AFG’s largest known asbestos-related claim and the only such claim that AFG believes to be material.

         The settlement is for $123.5 million (before tax), all but $30 million of which will be covered by previously established reserves and anticipated reinsurance recoverables for this matter. As a result, AFG has recorded a charge of $30 million ($19.5 million after-tax) for the fourth quarter of 2002. The agreement allows up to 10% of the settlement to be paid in AFG common stock. The survival ratio for the remaining asbestos reserves, as measured by the average asbestos payments over the last three years, was 22.4.

         The settlement is subject to a number of contingencies, including approval of the bankruptcy court supervising the reorganization of A.P. Green and subsequent confirmation of a plan of reorganization that includes an injunction prohibiting the assertion against Great American of any present or future asbestos personal injury claims under policies issued to A.P. Green and related companies. This process could take a year or more and no payments are required until its completion.

Page Four

Forward Looking Statements

         This press release contains certain statements that may be deemed to be “forward- looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward looking statements include statements relating to: the Company’s expectations concerning market and other conditions, future premiums, revenues, earnings and investment activities; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate increases, improved loss experience and expected expense savings resulting from other recent initiatives.

         Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, and the availability of capital, regulatory actions, changes in legal environment, judicial decisions and rulings, tax law changes, levels of catastrophes and other major losses, the actual amount of liabilities associated with certain asbestos and environmental related insurance claims, adequacy of loss reserves, availability of reinsurance and ability of reinsurers to pay their obligations, competitive pressures, including the ability to obtain rate increases, driving patterns and other changes in market conditions that could affect AFG’s insurance operations.

Conference Call

         The company will hold a conference call to discuss 2002 fourth quarter and year-end results at 11:00 a.m. (ET) today. Toll-free telephone access will be available by dialing 1-800-406-5345. Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 2:00 p.m. (ET) today until 8:00 p.m. on February 26, 2003. To listen to the replay, dial 1-888-203-1112 and provide the confirmation code 427483. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG’s website, www.amfnl.com, and follow the instructions at the Webcast link.

Contact:	Anne N. Watson Vice President-Investor Relations (513) 579-6652	Web Sites: www.amfnl.com www.GreatAmericanInsurance.com

-o0o-
(Financial summaries follow)

         This earnings release and additional Financial Supplements are available at AFG’s web site: www.amfnl.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)

	Three months ended December 31,			Twelve months ended December 31,
	2002	2001		2002	2001
Operating revenues	$952.9	$939.4		$3,830.2	$3,947.6
Costs and expenses	889.7	895.9		3,583.1	3,788.8

	63.2	43.5		247.1	158.8
Related income taxes	19.0	11.4		79.9	53.1

Core earnings from insurance operations	44.2	32	.1(1)	167.2	105	.7(1)
Other items, net of tax:
Asbestos litigation settlement	(19.5)	--		(19.5)	--
Tax resolution benefits	15.0	--		31.0	--
A&E charge/WTC losses	--	--		--	(81.3)
Realized investment gains (losses)	5.7	3.9		(44.7)	(12.7)
Net losses from investee corporations	(1.2)	(4.5)		(9.0)	(16.5)
Cumulative effect of accounting change(2)	--	--		(40.4)	(10.0)

Net earnings (loss)	$44.2	$31	.5(1)	$84.6	$(14	.8)(1)

Diluted Earnings (Loss) per Common Share:
Core from insurance businesses	$.64		$.47(1)	$2.42	$1	.55(1)
Asbestos litigation settlement	(.28)	--		(.28)	--
Tax resolution benefits	.21	--		.44	--
A&E charge/WTC losses	--	--		--	(1.19)
Realized investment gains (losses)	.09		.06	(.64)		(.19)
Investee corporations	(.02)		(.07)	(.13)		(.24)
Cumulative effect of accounting change(2)	--	--		(.59)		(.15)

Net earnings (loss)	$.64		$.46(1)	$1.22		$(.22)(1)

Average number of Diluted Shares	69.3	68.6		69.2	68.4

(1)	Includes goodwill amortization expense of $3.4 million ($.05 per share) and $13.7 million ($.20 per share) for the three and twelve months ended December 31, 2001 respectively.

(2)	Reflects the 2002 implementation of Statement of Financial Accounting Standards No. 142 relating to the transitional goodwill impairment test, retroactive to the 2002 first quarter and the 2001 implementation of a new accounting standard relating to certain investments.

AMERICAN FINANCIAL GROUP, INC.
PROPERTY AND CASUALTY INSURANCE OPERATIONS
UNDERWRITING RESULTS BY BUSINESS SEGMENT
(In Millions)

	Three months ended December 31,			Twelve months ended December 31,
	2002		2001	2002		2001
Property and Casualty Insurance
Operations:
Gross written premiums	$927		$881	$3,935		$3,520

Net written premiums	$507		$601	$2,414		$2,582

Ratios (GAAP):
Loss & LAE ratio	76.4	%(a)	71.17%	74.3	%(a)	75.4	%(b,c)
Expense ratio	20.2%		28.59%	25.3%		28.4%
Policyholder dividend ratio	.4%		.19%	.3%		.2%

Combined Ratio (d)	97.0%		99.95%	99.9%		104.0%

Business Segment Data:
Specialty:
Gross written premiums	$662		$572	$2,713		$2,236

Net written premiums	$323		$374	$1,577		1,542

Ratios (GAAP):
Loss & LAE ratio	69.0%		64.3%	67.5%		68.9	%(c)
Expense ratio	28.5%		30.8%	30.4%		30.6%
Policyholder dividend ratio	.6%		.3%	.5%		.4%

Combined Ratio	98.1%		95.4%	98.4%		99.9%

Personal:
Gross written premiums	$265		$309	$1,221		$1,284

Net written premiums	$184		$227	$836		$1,040

Ratios (GAAP):
Loss & LAE ratio	88.9%		77.6%	83.1%		82.1%
Expense ratio	5.6%		25.7%	16.7%		25.8%

Combined Ratio	94.5%		103.3%	99.8%		107.9%

Loss & LAE and Expense ratio comparisons were impacted by the automobile physical damage reinsurance agreement. The following excludes the effect of this agreement:

Loss & LAE ratio	72.4%	75.9%	76.0%	80.9%
Expense ratio	23.7%	26.7%	23.9%	26.3%

Combined Ratio	96.1%	102.6%	99.9%	107.2%

(a)     Excludes the effect of a $30 million charge related to an asbestos litigation settlement.
(b)    Excludes the effect of strengthening the A&E loss reserves by $100 million.
(c)    Excludes the effect of $25 million of losses attributable to the WTC terrorist attack.
(d)    Includes other discontinued lines.